Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS AND ANNOUNCES SALE OF DART JOINT VENTURE

Houston, Texas
March 7, 2019
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net loss attributable to the Company for its fourth quarter ended December 31, 2018 (“current quarter”) of $5.8 million, or $0.27 per diluted share, on operating revenues of $52.0 million compared to net income of $31.3 million, or $1.44 per diluted share, on operating revenues of $54.6 million for the quarter ended September 30, 2018 (“preceding quarter”). The Company reported net income attributable to the Company of $13.9 million, or $0.64 per diluted share, for the year ended December 31, 2018 (“current year”) on operating revenues of $221.7 million compared to net loss of $28.2 million, or $1.36 per diluted share, on operating revenues of $231.3 million for the year ended December 31, 2017 (“prior year”).
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $4.6 million in the current quarter compared to $51.5 million in the preceding quarter. EBITDA adjusted to exclude losses on asset dispositions and special items was $6.3 million in the current quarter compared to $9.8 million in the preceding quarter. Losses on asset dispositions were $0.7 million in the current quarter compared to $0.1 million in the preceding quarter. Special items in the current quarter consisted of a $1.0 million non-cash impairment charge related to the Company's last remaining H225 helicopter. Special items in the preceding quarter consisted of $42.0 million in litigation settlement proceeds and $0.2 million in non-routine professional service fees related to the settled litigation.
“We expect offshore helicopter market activity in 2019 to vary considerably by geographic region, with Mexico and the Guyana-Suriname basin representing two of the bright spots,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “The supply and demand balance has tightened meaningfully for certain helicopter types, and our dry-leasing activities have benefited from these improved market conditions. From the beginning of October 2018 through February 2019, we placed five helicopters on new lease contracts with third party operators.”
Sale of Dart Joint Venture
On March 7, 2019, the Company in conjunction with its 50% joint venture partner entered into an agreement to sell its Dart Holding Company Ltd. joint venture ("Dart"). The transaction is expected to close in the second quarter of 2019, subject to the satisfaction or waiver of customary closing conditions. At closing, the Company expects to receive cash proceeds, including repayment of a related party note receivable, of approximately $40 million. The Company's tax basis in Dart was $23.6 million as of December 31, 2018.
"We are very pleased with the value received for our 50% equity interest in Dart, and we wish the Dart team well as they move forward with the new owners," said Bradshaw. “We continue to believe that our strong balance sheet and cash flow profile present multiple opportunities to create value for Era shareholders during the expected market recovery.”
Sequential Quarter Results
Operating revenues were $2.6 million lower in the current quarter compared to the preceding quarter primarily due to lower utilization of helicopters in oil and gas operations and the conclusion of a search and rescue contract. These decreases were partially offset by higher dry-leasing revenues due to new lease contracts that commenced in the current quarter.
Operating expenses were $0.5 million higher compared to the preceding quarter primarily due to an increase in repairs and maintenance expenses. This increase was partially offset by a decrease in personnel and other operating expenses.
Administrative and general expenses were $0.6 million higher compared to the preceding quarter.
The Company disposed of one H225 heavy helicopter via a sales-type lease and disposed of capital parts for a net loss of $0.7 million in the current quarter.

Income tax benefit was $1.6 million in the current quarter primarily due to pre-tax losses. Income tax expense was $7.9 million in the preceding quarter primarily due to the recognition of litigation settlement proceeds.

Calendar Quarter Results
Operating revenues in the current quarter were $5.5 million lower compared to the quarter ended December 31, 2017 (“prior year quarter”) primarily due to lower utilization of light and medium helicopters in oil and gas operations, the weakening of the Brazilian real relative to the U.S. dollar, and the conclusion of a search and rescue contract. These decreases were partially offset by higher utilization of heavy helicopters in oil and gas operations in the current quarter.
Operating expenses were $7.3 million lower compared to the prior year quarter primarily due to decreased repairs and maintenance and personnel expenses and the accounting for a Tax Special Regularization Program (“PERT”) in Brazil in the prior year quarter.
Administrative and general expenses were $1.5 million lower in the current quarter primarily due to the absence of professional service fees related to litigation that has now been settled.
EBITDA was $4.6 million in the current quarter compared to $2.0 million in the prior year quarter. EBITDA adjusted to exclude losses on asset dispositions and special items was $6.3 million in the current quarter compared to $6.9 million in the prior year quarter. Losses on asset dispositions were $0.7 million in the current quarter compared to $0.5 million in the prior year quarter. Special items in the current quarter consisted of a $1.0 million non-cash impairment charge related to the Company's last remaining H225 helicopter. Special items in the prior year quarter consisted of $2.2 million in non-routine professional services fees related to now settled litigation, $2.0 million in non-cash charges related to the Company’s Brazil subsidiary entering the PERT program and $0.2 million of other non-cash charges.
Depreciation and amortization expense was $0.6 million lower in the current quarter primarily due to assets that became fully depreciated subsequent to the prior year quarter.
Interest income was $0.7 million higher in the current quarter primarily due to interest earned on sales-type leases of H225 helicopters.
Interest expense was $1.7 million lower in the current quarter primarily due to lower debt balances.
Income tax benefit was $1.6 million in the current quarter primarily due to pre-tax losses. Income tax benefit was $74.6 million in the prior year quarter primarily due to adjustments related to the Tax Cuts and Jobs Act of 2017.
Net loss attributable to the Company was $5.8 million in the current quarter compared to net income attributable to the Company of $61.7 million in the prior year quarter.
Full Year Results
Operating revenues were $9.6 million lower in the current year primarily due to lower utilization of light helicopters in oil and gas operations, the absence of flightseeing revenues following the sale of the Company's flightseeing assets in early 2018, the weakening of the Brazilian real relative to the U.S. dollar, lower dry-leasing revenues, and the end of certain emergency response services contracts. These decreases were partially offset by higher utilization of heavy helicopters servicing U.S. oil and gas operations.
Operating expenses were $15.9 million lower in the current year primarily due to a reduction in headcount, lower repairs and maintenance expenses, the accounting for PERT in the prior year, and the absence of expenses related to flightseeing activities.
Administrative and general expenses were $3.0 million higher in the current year primarily due to an increase in professional services fees related to litigation that has now been settled, partially offset by decreases in compensation and other administrative and general costs.

EBITDA was $69.0 million in the current year compared to negative $89.5 million in the prior year. EBITDA adjusted to exclude gains on asset dispositions and special items was $37.5 million in the current year compared to $31.2 million in the prior year. Gains on asset dispositions were $1.6 million in the current year compared to $4.5 million in the prior year. Special items in the current year consisted of $42.0 million in litigation settlement proceeds, $11.2 million in non-routine professional services fees related to the settled litigation, a $1.0 million non-cash impairment charge related to the Company's last remaining H225 helicopter, and a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil. Special items in the prior year consisted of non-cash impairment charges of $117.0 million related to the impairment of the Company’s H225 helicopters, $5.5 million in non-routine professional services fees related to now settled litigation, $2.0 million in non-cash charges related to the Company’s Brazil subsidiary entering the PERT program, $0.6 million of severance-related expenses due to changes in senior management and $0.2 million of other non-cash charges.
Depreciation expense was $6.2 million lower in the current year primarily due to lower depreciation on the H225 helicopters following their impairment in the prior year, the subsequent sale of most of these helicopters during the current year, and certain assets becoming fully depreciated subsequent to the prior year.
Interest income was $1.3 million higher in the current year primarily due to interest earned on sales-type leases of H225 helicopters.
Interest expense was $1.6 million lower in the current year primarily due to accounting for PERT in the prior year and lower outstanding debt balances in the current year.
Foreign currency losses were $1.0 million in the current year primarily due to the weakening of the Brazilian real relative to the U.S. dollar.
Income tax expense was $2.9 million in the current year primarily due to the recognition of litigation settlement proceeds. Income tax benefit was $122.7 million in the prior year primarily due to the impact of changes in U.S. income tax legislation and the impairment of the Company’s H225 helicopters.
Equity earnings were $0.8 million higher in the current year primarily due to higher earnings at Dart.
Net income attributable to the Company was $13.9 million in the current year compared to net loss of $28.2 million in the prior year.  The increase in net income in the current year was primarily due to the recognition of litigation settlement proceeds and a decrease in losses recognized on impairment.
Liquidity
As of December 31, 2018, the Company had $50.8 million in cash balances and $124.1 million of remaining availability under its $125 million senior secured revolving credit facility (the "Facility"), for total liquidity of $174.9 million. As of December 31, 2018, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.3x, and the Company’s interest coverage ratio, as defined in the Facility, was 2.9x.
Capital Commitments
The Company had unfunded capital commitments of $81.1 million as of December 31, 2018, consisting primarily of orders for new helicopters. The Company may terminate all of its capital commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2019 and 2020. Delivery dates for the AW169 helicopters have not been determined. In addition, the Company had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2020 and 2021.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on March 8, 2019 to review the results for the fourth quarter and full year ended December 31, 2018. The conference call can be accessed as follows:
All callers will need to reference the access code 9375212
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 458-4121
Outside the U.S.: Operator Assisted International Dial-In Number: (323) 794-2597
Replay
A telephone replay will be available through March 22, 2019 and may be accessed by calling (888) 203-1112 using the replay passcode 9375212. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through March 22, 2019. The accompanying investor presentation will be available on Friday, March 8, 2019, on Era’s website at www.erahelicopters.com.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, India, Mexico, Spain and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on United States (“U.S.”) government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; the risk that one or more closing conditions to the Dart transaction, may not be satisfied or waived on a timely basis; the Company may not realize the anticipated net proceeds upon the closing of the Dart transaction; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2018, and in Era Group's current reporting on Form 8-K (if any).
For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Operating revenues	$52,016	$57,531	$221,676	$231,321
Costs and expenses:
Operating	37,018	44,367	151,523	167,446
Administrative and general	9,412	10,881	45,126	42,092
Depreciation and amortization	9,530	10,101	39,541	45,736
Total costs and expenses	55,960	65,349	236,190	255,274
Gains (losses) on asset dispositions, net	(694)	(541)	1,575	4,507
Litigation settlement proceeds	—	—	42,000	—
Loss on impairment	(991)	—	(991)	(117,018)
Operating income (loss)	(5,629)	(8,359)	28,070	(136,464)
Other income (expense):
Interest income	818	119	2,042	760
Interest expense	(3,485)	(5,143)	(15,131)	(16,763)
Foreign currency gains (losses), net	77	(130)	(1,018)	(226)
Gain on debt extinguishment	—	—	175	—
Other, net	33	17	54	(12)
Total other income (expense)	(2,557)	(5,137)	(13,878)	(16,241)
Income (loss) before income tax expense and equity earnings	(8,186)	(13,496)	14,192	(152,705)
Income tax expense (benefit), net	(1,609)	(74,599)	2,940	(122,665)
Income (loss) before equity earnings	(6,577)	61,103	11,252	(30,040)
Equity earnings, net of tax	629	356	2,206	1,425
Net income (loss)	(5,948)	61,459	13,458	(28,615)
Net loss attributable to non-controlling interest in subsidiary	154	235	464	454
Net income (loss) attributable to Era Group Inc.	$(5,794)	$61,694	$13,922	$(28,161)

Basic earnings (loss) per common share	$(0.27)	$2.89	$0.64	$(1.36)
Diluted earnings (loss) per common share	$(0.27)	$2.89	$0.64	$(1.36)

Weighted average common shares outstanding, basic	21,251,638	20,893,600	21,167,550	20,760,530
Weighted average common shares outstanding, diluted	21,251,638	20,905,020	21,180,490	20,760,530

EBITDA	$4,640	$1,985	$69,028	$(89,541)
Adjusted EBITDA	$5,631	$6,343	$39,026	$35,749
Adjusted EBITDA excluding Gains	$6,325	$6,884	$37,451	$31,242

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Operating revenues	$52,016	$54,610	$57,728	$57,322	$57,531
Costs and expenses:
Operating	37,018	36,513	40,332	37,660	44,367
Administrative and general	9,412	8,837	14,806	12,071	10,881
Depreciation and amortization	9,530	9,541	10,116	10,354	10,101
Total costs and expenses	55,960	54,891	65,254	60,085	65,349
Gains (losses) on asset dispositions, net	(694)	(148)	(1,997)	4,414	(541)
Litigation settlement proceeds	—	42,000	—	—	—
Loss on impairment	(991)	—	—	—	—
Operating income (loss)	(5,629)	41,571	(9,523)	1,651	(8,359)
Other income (expense):
Interest income	818	732	346	146	119
Interest expense	(3,485)	(3,549)	(3,521)	(4,576)	(5,143)
Foreign currency gains (losses), net	77	(94)	(1,075)	74	(130)
Gains on debt extinguishment	—	—	—	175	—
Other, net	33	15	14	(8)	17
Total other income (expense)	(2,557)	(2,896)	(4,236)	(4,189)	(5,137)
Income (loss) before income tax expense and equity earnings	(8,186)	38,675	(13,759)	(2,538)	(13,496)
Income tax expense (benefit)	(1,609)	7,861	(2,574)	(738)	(74,599)
Income (loss) before equity earnings	(6,577)	30,814	(11,185)	(1,800)	61,103
Equity earnings, net of tax	629	465	669	443	356
Net income (loss)	(5,948)	31,279	(10,516)	(1,357)	61,459
Net loss attributable to non-controlling interest in subsidiary	154	10	137	163	235
Net income (loss) attributable to Era Group Inc.	$(5,794)	$31,289	$(10,379)	$(1,194)	$61,694

Basic earnings (loss) per common share	$(0.27)	$1.44	$(0.49)	$(0.06)	$2.89
Diluted earnings (loss) per common share	$(0.27)	$1.44	$(0.49)	$(0.06)	$2.89

Weighted average common shares outstanding, basic	21,251,638	21,215,576	21,199,280	21,003,777	20,893,600
Weighted average common shares outstanding, diluted	21,251,638	21,239,189	21,199,280	21,003,777	20,905,020

EBITDA	$4,640	$51,498	$201	$12,689	$1,985
Adjusted EBITDA	$5,631	$9,678	$7,347	$16,370	$6,343
Adjusted EBITDA excluding Gains	$6,325	$9,826	$9,344	$11,956	$6,884

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Oil and gas: (1)
U.S.	$33,876	$35,473	$37,771	$36,536	$35,063
International	13,357	13,665	14,160	15,617	16,163
Total oil and gas	47,233	49,138	51,931	52,153	51,226
Dry-leasing (2)	2,938	2,716	3,256	2,572	3,680
Emergency response (3)	1,845	2,756	2,541	2,597	2,625
	$52,016	$54,610	$57,728	$57,322	$57,531

FLIGHT HOURS BY LINE OF SERVICE (4) (unaudited)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Oil and gas: (1)
U.S.	5,235	6,132	6,991	5,705	5,967
International	2,410	2,288	2,185	2,296	2,218
Total oil and gas	7,645	8,420	9,176	8,001	8,185
Emergency Response (3)	90	108	95	100	110
	7,735	8,528	9,271	8,101	8,295
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting, and VIP transport.

(2)	Includes certain property rental income that was previously in emergency response services and oil and gas lines of service.

(3)	Includes revenues and flight hours from search and rescue ("SAR") and air medical services.

(4)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$50,753	$47,631	$15,057	$16,553	$13,583
Receivables:
Trade, net of allowance for doubtful accounts	37,109	39,488	39,286	38,700	38,964
Tax receivables	3,187	3,117	3,206	3,466	2,829
Other	2,343	2,701	1,451	4,168	1,623
Inventories, net	20,673	20,157	20,864	20,830	21,112
Prepaid expenses	1,807	2,367	2,548	2,804	1,203
Escrow deposits	—	—	—	—	3,250
Total current assets	115,872	115,461	82,412	86,521	82,564
Property and equipment	917,161	927,477	923,249	949,064	972,942
Accumulated depreciation	(317,967)	(314,736)	(305,745)	(297,341)	(299,028)
Net property and equipment	599,194	612,741	617,504	651,723	673,914
Equity investments and advances	27,112	26,600	30,982	30,445	30,056
Intangible assets	1,107	1,111	1,115	1,118	1,122
Other assets	21,578	18,421	18,680	4,798	4,441
Total assets	$764,863	$774,334	$750,693	$774,605	$792,097

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,161	$10,438	$17,246	$11,084	$16,421
Accrued wages and benefits	9,267	8,605	7,516	6,530	8,264
Accrued interest	569	3,404	545	3,485	606
Accrued income taxes	973	2,993	40	46	28
Current portion of long-term debt	2,058	2,158	2,257	2,296	2,736
Accrued other taxes	1,268	2,396	1,965	1,856	1,810
Accrued contingencies	630	1,014	946	892	859
Other current liabilities	878	1,033	3,224	3,166	1,720
Total current liabilities	28,804	32,041	33,739	29,355	32,444
Long-term debt	160,217	160,476	172,787	188,470	202,174
Deferred income taxes	108,357	108,138	103,303	105,865	106,598
Other liabilities	747	1,753	1,350	1,596	1,434
Total liabilities	298,125	302,408	311,179	325,286	342,650

Redeemable noncontrolling interest	3,302	3,456	3,466	3,603	3,766
Equity:
Era Group Inc. stockholders’ equity:
Common stock	219	219	219	219	215
Additional paid-in capital	447,298	447,013	445,885	445,174	443,944
Retained earnings	18,285	24,079	(7,210)	3,169	4,363
Treasury shares, at cost	(2,476)	(2,951)	(2,951)	(2,951)	(2,951)
Accumulated other comprehensive income (loss), net of tax	110	110	105	105	110
Total equity	463,436	468,470	436,048	445,716	445,681
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$764,863	$774,334	$750,693	$774,605	$792,097

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA further adjusted to exclude gains on dispositions (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Net Income	$(5,948)	$31,279	$(10,516)	$(1,357)	$61,459	$13,458	$(28,615)
Depreciation and amortization	9,530	9,541	10,116	10,354	10,101	39,541	45,736
Interest income	(818)	(732)	(346)	(146)	(119)	(2,042)	(760)
Interest expense	3,485	3,549	3,521	4,576	5,143	15,131	16,763
Income tax expense (benefit)	(1,609)	7,861	(2,574)	(738)	(74,599)	2,940	(122,665)
EBITDA	$4,640	$51,498	$201	$12,689	$1,985	$69,028	$(89,541)
Special items (1)	991	(41,820)	7,146	3,681	4,358	(30,002)	125,290
Adjusted EBITDA	$5,631	$9,678	$7,347	$16,370	$6,343	$39,026	$35,749
Gains on asset dispositions, net (“Gains”)	694	148	1,997	(4,414)	541	(1,575)	(4,507)
Adjusted EBITDA excluding Gains	$6,325	$9,826	$9,344	$11,956	$6,884	$37,451	$31,242
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(1)	Special items include the following:

•	In the three months ended December 31, 2018, a non-cash impairment charge of $1.0 million related to the impairment of the Company’s last remaining H225 helicopter;

•	Non-routine litigation expenses related to the H225 helicopters of $0.2 million, $7.1 million, $3.9 million, and $2.2 million, in Q3 2018, Q2 2018, Q1 2018, and Q4 2017, respectively;

•	In the three months ended September 30, 2018, $42.0 million in litigation settlement proceeds;

•	In the three months ended March 31, 2018, a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil;

•	In the three months ended December 31, 2017, $2.0 million in non-cash charges related to our Brazil subsidiary entering the PERT program and $0.2 million of other non-cash items; and

•
In the year ended December 31, 2017, non-cash impairment charges of $117.0 million primarily related to the impairment of the Company’s H225 model helicopters, $5.5 million in non-routine professional services fees related to now settled litigation, $2.0 million in non-cash charges related to our Brazil subsidiary entering the PERT program, $0.6 million of severance-related expenses due to changes in senior management, and $0.2 million of other non-cash charges.

The Facility requires that the Company maintain certain financial ratios on a trailing four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of total secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Heavy:
S92	4	4	4	4	3
H225	1	2	2	9	9
AW189	4	4	4	4	4
	9	10	10	17	16

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	5	5	5	6	6
	46	46	46	47	47

Light—twin engine:
A109	7	7	7	7	7
EC135	13	15	15	15	15
EC145	—	—	—	—	2
BK117	—	—	2	2	2
BO105	3	3	3	3	3
	23	25	27	27	29

Light—single engine:
A119	13	13	13	13	14
AS350	17	17	17	17	26
	30	30	30	30	40
Total Helicopters	108	111	113	121	132
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters but excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.